N-SAR ITEM 77C

                  Van Kampen American Capital Tax Free Trust



(a)  A Special Meeting of Shareholders was held on July 21, 1995.

(b) The election of Trustees of each series of Van Kampen American Capital Tax Free Trust included:

     J. Miles Branagan, Richard E. Caruso, Philip P. Gaughan, Roger Hilsman,
     R. Craig Kennedy, Dennis J. McDonnell, Donald C. Miller, Jack E. Nelson, Don G. Powell, David Rees, Jerome L. Robinson, Lawrence J. Sheehan, Fernando Sisto, Wayne W. Whalen and William S. Woodside.

     Effective September 7, 1995, Mr. Caruso ceased serving as a Trustee and Ms. Linda H. Heagy commenced serving as a Trustee.

     Effective January 29, 1996, Messrs. Gaughan, Rees and Sheehan ceased serving as Trustees.

(c)  The following were voted on at the meeting:

     1) Approval of each series' of Van Kampen American Capital Tax Free Trust reorganization and conversion to a Delaware business trust.

          Insured Tax Free Income Fund
                    For      38,674,116      Against    1,210,331

          Tax Free High Income Fund
                    For      30,910,955      Against    678,422

          California Insured Tax Free Fund
                    For      5,284,744       Against    124,169

          Municipal Income Fund
                    For      26,963,753      Against    504,576

          Limited Term Municipal Income Fund
                    For      1,984,783       Against    40,043

          Florida Insured Tax Free Income Fund
                    For      942,444         Against    3,115

          New Jersey Tax Free Income Fund
                    For      465,433         Against    5,903

          New York Tax Free Income Fund
                    For      411,902         Against    7,586

     2) Approval of changes to the terms of the Investment Advisory Agreement for the Van Kampen American Capital Insured Tax Free Income Fund.

               For     37,431,832            Against    2,177,276

     3) Ratification of the selection of KPMG Peat Marwick LLP as independent accountants for each series' of the Van Kampen American Capital Tax Free current fiscal year.

          Insured Tax Free Income Fund
               For       43,290,516          Against     444,271

          Tax Free High Income Fund
                    For      36,926,649      Against    219,570

          California Insured Tax Free Fund
                    For      6,380,395       Against    38,632

          Municipal Income Fund
                    For      32,619,702      Against    226,299

          Limited Term Municipal Income Fund
                    For      2,573,125       Against    7,619

          Florida Insured Tax Free Income Fund
                    For      1,061,945       Against    0

          New Jersey Tax Free Income Fund
                    For      531,460         Against    1,784

          New York Tax Free Income Fund
                    For      537,239         Against    3,333


d)   Inapplicable







                                N-SAR Item 77I


                  Van Kampen American Capital Tax Free Trust




     As of May 1, 1995, Class D Shares of the Van Kampen American Capital
      Insured Tax Free Income Fund, Van Kampen American Capital Tax Free High Income Fund, Van Kampen American Capital California Insured Tax Free Fund, Van Kampen American Capital Municipal Income Fund, and Van Kampen American Capital Limited Term Municipal Fund have been eliminated.

     Also as of May 1, 1995, each series of the Van Kampen American Capital
      Tax Free Trust amended the terms of its Class A Shares to include the following:

             "There is no sales charge payable at the time of purchase on those investments of $1 million or more, although for such investments the Fund imposes a contingent deferred sales charge of 1.00% on redemptions made within one year of the purchase. A commission will be paid to dealers who initiate and are responsible for purchases of $1 million or more as follows: 1.00% on sales of $2 million, plus 0.80% on the next million, plus 0.20% on the next $2 million and 0.08% on the excess over $5 million."








                         Attachment 77m to form N-SAR

                 for the fiscal year ending December 31, 1995:


     VAN KAMPEN AMERICAN CAPITAL INSURED TAX FREE INCOME FUND


1. An Agreement and Plan of Reorganization* dated July 31, 1995 (the "Plan") between the Van Kampen American Capital Tax Free Trust, on behalf of its series, the Van Kampen American Capital Insured Tax Free Income Fund ("Insured Tax Free Fund"), and the Van Kampen American Capital Tax
     Exempt Trust, on behalf of its series, the Van Kampen American Capital Insured Municipal Fund ("Insured Municipal Fund"), was approved by the Board of Trustees of the Insured Tax Free Fund on May 11, 1995.
     Following approval of the reorganization by the shareholders of the Insured Municipal Fund, the assets of the Insured Municipal Fund were transferred to the Insured Tax Free Fund in exchange for a number of shares of the Insured Tax Free Fund equal to the value of the aggregate net assets of the Insured Municipal Fund immediately prior to the transfer of assets of the Insured Municipal Fund to the Insured Tax Free Fund.

2. The above described reorganization was consummated on September 27, 1995 and the Insured Municipal Fund distributed to its shareholders shares of the Insured Tax Free Fund received in the reorganization. The Insured Municipal Fund had no assets or liabilities after September 27, 1995 and is being terminated pursuant to Delaware law.

     * Incorporated by Reference by Registrant's Proxy dated July 31, 1995.



     VAN KAMPEN AMERICAN CAPITAL MUNICIPAL INCOME FUND

1. An Agreement and Plan of Reorganization* dated July 31, 1995 (the "Plan") between the Van Kampen American Capital Tax Free Trust, on behalf of its series, the Van Kampen American Capital Municipal Income Fund
     ("Municipal Income Fund"), and the Van Kampen American Capital Municipal Bond Fund ("Municipal Bond Fund"), was approved by the Board of Trustees of the Municipal Income Fund on May 11, 1995. Following approval of the reorganization by the shareholders of the Municipal Bond Fund, the assets of the Municipal Bond Fund were transferred to the Municipal Income Fund in exchange for a number of shares of the Municipal Income Fund equal to the value of the aggregate net assets of the Municipal
     Bond Fund immediately prior to the transfer of assets of the Municipal Bond Fund to the Municipal Income Fund.

2. The above described reorganization was consummated on September 22, 1995 and the Municipal Bond Fund distributed to its shareholders shares of the Municipal Income Fund received in the reorganization. The Municipal Bond had no assets or liabilities after September 22, 1995 and is being terminated pursuant to Delaware law.

     * Incorporated by Reference by Registrant's Proxy dated July 31, 1995.